EXHIBIT 99.1

Donegal Group Inc. Announces Revised Fourth Quarter and Full Year 2015 Results

MARIETTA, Pa., March 18, 2016 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) today announced revisions to its previously reported financial results for the fourth quarter and year ended December 31, 2015.

The revisions relate to the Company’s accounting for its purchase of 2,000,000 shares of treasury stock in December 2015.  After discussing with its independent registered public accounting firm the facts and circumstances the Company considered in making judgments based on applicable accounting guidance with respect to the Company’s accounting for the purchase, the Company determined that the premium it paid over the fair market value of the treasury stock should be charged to expense rather than included in the cost of the treasury stock the Company purchased.

The revisions result in an increase to the Company’s expenses and a reduction in the Company’s net income in the amount of $5.8 million for both the fourth quarter and full year of 2015.  The revisions have no income tax effect.  As a result of the revisions, the Company’s earnings per share of its Class A common stock on a diluted basis decreased by 21 cents for both the fourth quarter and full year of 2015.  The Company’s revised earnings per share of its Class A common stock on a diluted basis was 77 cents for the full year of 2015, compared to 55 cents for the full year of 2014.

The revisions do not change the Company’s reported total assets, total liabilities, total stockholders’ equity or book value per share at December 31, 2015.

“The revisions to our reported financial results do not include any changes that impact our reported insurance underwriting results for 2015, which reflected strong performance across nearly all lines of business and represented substantial improvement over the comparable underwriting results for 2014,” said Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc.

The Company will include financial statements that contain the revisions described above in its Form 10-K for the year ended December 31, 2015, which the Company expects to file with the Securities and Exchange Commission later today.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

For Further Information:
Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail:  investors@donegalgroup.com